Exhibit 99.2

Microsoft Selects Dolby to Create Immersive Entertainment Experiences on Windows 8 Tablets and PCs

Dolby Digital Plus delivers high-quality sound to expanding world of entertainment and high-definition devices

SAN FRANCISCO--(BUSINESS WIRE)--May 3, 2012--Dolby Laboratories, Inc. (NYSE:DLB) today announced that Microsoft® has selected Dolby® Digital Plus to create the most realistic and immersive audio experiences for Windows® 8 on tablets and PCs. The addition of Dolby Digital Plus enables the playback of Dolby-encoded content across a growing number of devices. Today’s announcement underscores the essential role that Dolby Digital Plus plays in delivering high-quality sound for online entertainment services and personal media applications.

“Dolby’s goal is to deliver the best possible entertainment experience, wherever content is delivered through broadcast, broadband, or wireless networks,” said Ramzi Haidamus, Executive Vice President, Sales and Marketing, Dolby. “We are pleased to be working with Microsoft to address the growing demand for high-definition content delivered across a broad range of services and devices. Widespread availability of Dolby Digital Plus on Windows 8 will enable more people to enjoy cinematic sound anytime, anywhere, and on any device.”

“With the incredible growth of online download and streaming media, particularly for video content, this agreement ensures a great audio experience for those consumers who wish to download or stream TV and movies containing Dolby Digital Plus,” said Tami Reller, Chief Financial Officer and Chief Marketing Officer, Windows and Windows Live, Microsoft. “Additionally, all of their existing and future home videos recorded with Dolby Digital Plus audio will work great on Windows 8 right out of the box.”

Incorporated in more than 640 million devices, Dolby Digital Plus transforms the entertainment experience and is recognized as a standard for high-quality audio on many types of products, including smartphones, tablets, PCs, connected TVs, Blu-ray Disc™ players, and game consoles.

Developers will be enabled to deliver the highest level of immersive experiences and cinematic sound through Windows 8 APIs in desktop and Metro-style apps, including those developed for x86 and ARM architectures. Dolby Digital Plus 5.1-channel decoding and Dolby Digital two-channel encoding will be supported in all PCs and tablets licensed to run Windows 8, Windows 8 Pro, and Windows RT editions.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby creates innovations that enrich entertainment at the movies, at home, or on the go. For more information about Dolby Laboratories or Dolby technologies, please visit www.dolby.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to Dolby’s expectations regarding the incorporation of Dolby Digital Plus in the Microsoft Windows operating system for tablets and PCs, the incorporation of Dolby technologies across a growing number of devices and a broad range of services, the growth of online downloading and streaming media, developer plans to encode content with Dolby technologies, and the benefits that may be derived from these expectations are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with the rate of consumer adoption of Windows operating systems, the rate at which OEMs include optical disc playback in Windows 8 devices, trends in the markets in which Dolby operates, including the personal computer, DVD, and Blu-ray Disc, mobile, broadcast, consumer electronics, gaming, and automobile markets; pricing pressures; risks relating to the shift from disc-based media to online media content; risks related to developer adoption of Dolby technologies in content; Dolby’s ability to develop, maintain, and strengthen relationships with key industry OEMs; and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent annual report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. Microsoft and Windows are registered trademarks of the Microsoft Corporation in the United States and/or other countries. Blu-ray Disc is a trademark of the Blu-ray Disc Association. S12/25644 DLB-G

CONTACT:
Dolby Laboratories
Sean Durkin, 415-645-5176
sean.durkin@dolby.com